UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ISABELLA BANK CORPORATION
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ISABELLA BANK CORPORATION
401 N. Main St.
Mt. Pleasant, Michigan 48858
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 8, 2018

Notice is hereby given that the Annual Meeting of Shareholders of Isabella Bank Corporation will be held on Tuesday, May 8, 2018 at 5:00 p.m. Eastern Daylight Time, at the Comfort Inn Conference Center, 2424 S. Mission Street, Mt. Pleasant, Michigan. The meeting is for the purpose of considering and acting upon the following items of business:

1.	The election of five directors.

2.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.
The Board of Directors has fixed March 9, 2018 as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

By order of the Board of Directors
Debra Campbell, Secretary

Dated: March 28, 2018

ISABELLA BANK CORPORATION
401 N. Main St.
Mt. Pleasant, Michigan 48858
PROXY STATEMENT
General Information
This Proxy Statement is furnished in connection with the solicitation of proxies, to be voted at our Annual Meeting of Shareholders (the “Annual Meeting”) which is to be held on Tuesday, May 8, 2018 at 5:00 p.m. at the Comfort Inn Conference Center, 2424 S. Mission Street, Mt. Pleasant, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of Shareholders and in this Proxy Statement.
This Proxy Statement has been mailed on March 28, 2018 to all holders of record of common stock as of the record date. If a shareholder’s shares are held in the name of a broker, bank, or other nominee, then that party should give the shareholder instructions for voting the shareholder’s shares.
Voting at the Meeting
We have fixed the close of business on March 9, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. We have only one class of common stock and no preferred stock. As of March 9, 2018, there were 7,861,737 shares of stock outstanding. Each outstanding share entitles the holder thereof to one vote on each separate matter presented for vote at the meeting. You may vote on matters that are properly presented at the Annual Meeting by attending the meeting and casting a vote, signing and returning the enclosed proxy, voting on the internet, or voting by phone. You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by filing with the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the internet or by phone) or by attending the meeting and electing to vote in person. You are encouraged to vote by mail, internet, or phone.
We will hold the Annual Meeting if a majority of the shares of common stock entitled to vote are represented in person or by proxy. If you execute a proxy, those shares will be counted to determine if there is a quorum, even if you abstain or fail to vote on any of the proposals.
Your broker may not vote on Proposal 1 if you do not furnish instructions for such proposal. You should use the voting instruction card provided by us to instruct the broker to vote the shares, or else your shares will be considered “broker non-votes.” Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the shares’ beneficial owner or the individual entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, Proposal 1 is not an item on which brokerage firms may vote in their discretion on your behalf unless you have furnished voting instructions.
At this year’s Annual Meeting, you will elect five directors to serve for a term of three years. You may vote in favor or abstain with respect to any or all nominees. Directors are elected by a plurality of the votes cast at the Annual Meeting. Abstentions and shares not voted, including broker non-votes, have no effect on the elections.

Proposal 1 - Election of Directors
The Board of Directors (the “Board”) currently consists of thirteen (13) members divided into three classes, with the directors in each class being elected for a term of three years. The Board decreased from 12 members to 11 with the retirement of Dennis P. Angner effective March 31, 2017 and increased from 11 members to 13 with the appointments of Jerome E. Schwind and Jill Bourland on August 24, 2017. At the Annual Meeting, Richard J. Barz, Jill Bourland, Jae A. Evans, W. Michael McGuire, and Jerome E. Schwind, whose terms expire at the Annual Meeting, have been nominated for election to serve through the 2021 Annual Meeting.
Except as otherwise specified, proxies will be voted for election of the five nominees. If a nominee becomes unable or unwilling to serve, proxies will be voted for such other person, if any, as shall be designated. However, we know of no reason to anticipate that this will occur. The five nominees who receive the greatest number of votes cast will be elected directors. Each of the nominees has agreed to serve as a director if elected.
Nominees and current directors, including their principal occupation for the last five or more years, age, and length of service as a director, are listed below.
We unanimously recommend that you vote FOR the election of each of the nominees.
Director Qualifications
Board members are highly qualified and represent your best interests. We select nominees who:

•	Have extensive business leadership.

•	Bring a diverse perspective and experience.

•	Are objective and collegial.

•	Have high ethical standards and have demonstrated sound business judgment.

•	Are willing and able to commit the significant time and effort to effectively fulfill their responsibilities.

•	Are active in and knowledgeable of their respective communities.
Each nominee and current director possesses these qualities and provides a diverse complement of specific business skills and experience.
The following describes the key qualifications each director brings to the Board, in addition to the general qualifications described above and the information included in the biographical summaries provided below.

Director	Professional experience in chosen field	Expertise in financial or related field	Audit Committee Financial Expert	Civic and community involvement	Leadership and team building skills	Diversity by race, gender, or cultural	Geo- graphical diversity	Finance	Tech- nology	Market- ing	Govern- ance	Entre- preneurial skills	Human Resources	Bank business segment represent- ation
David J. Maness	X			X	X				X			X		X
Dr. Jeffrey J. Barnes	X			X	X		X					X		X
Richard J. Barz	X	X		X	X			X		X	X		X
Jill Bourland	X	X		X	X	X		X					X
Jae A. Evans	X	X		X	X			X	X	X	X	X	X
G. Charles Hubscher	X	X		X	X							X		X
Thomas L. Kleinhardt	X			X	X		X	X		X		X		X
Joseph LaFramboise	X			X	X		X		X	X				X
W. Joseph Manifold	X	X	X	X	X			X	X					X
W. Michael McGuire	X	X	X	X	X		X	X	X		X			X
Sarah R. Opperman	X			X	X	X	X			X		X		X
Jerome E. Schwind	X	X		X	X			X	X	X	X
Gregory V. Varner	X			X	X		X		X			X		X

The following table identifies individual Board members serving on each of our standing committees:

Director	Audit	Nominating and Corporate Governance	Compensation and Human Resource
David J. Maness	Xo	Xo	Xc
Dr. Jeffrey J. Barnes		X	X
Richard J. Barz			X
Jill Bourland	X		X
Jae A. Evans
G. Charles Hubscher		X	X
Thomas L. Kleinhardt	X		X
Joseph LaFramboise			X
W. Joseph Manifold	Xc		X
W. Michael McGuire	X	Xc	X
Sarah R. Opperman	X		X
Jerome E. Schwind
Gregory V. Varner			X
C — Chairperson
O — Ex-Officio
Director Nominees for Terms Ending in 2021
Richard J. Barz (age 69) has been a director of the Bank since 2000 and of Isabella Bank Corporation since 2002. Mr. Barz retired as Chief Executive Officer of Isabella Bank Corporation on December 31, 2013 after over 41 years of service with the Corporation. Mr. Barz was Chief Executive Officer of Isabella Bank Corporation from 2010 to 2013 and President and Chief Executive Officer of the Bank from 2001 to July 2012. Mr. Barz has been very active in community organizations and events. He is a past Chairman of the Central Michigan Community Hospital Board of Directors, past Chairman of the Middle Michigan Development Corporation Board of Directors, and serves on several boards and committees at various volunteer organizations throughout mid-Michigan.
Jill Bourland (age 47) was appointed to the Board of Directors of Isabella Bank Corporation and the Bank on August 24, 2017. Ms. Bourland is CEO and Partner of Blystone & Bailey CPAs P.C. Ms. Bourland is a graduate of Central Michigan University and a Certified Public Accountant. She has over 25 years of audit, tax and accounting experience with a concentration in small business and affordable housing sectors. She currently serves as President of the Mt. Pleasant Area Community Foundation where she previously served as Treasurer and Chair of the Finance Committee. She is involved with the Gratiot-Isabella Technical Education Center Accounting/ Business Advisory Committee. She is also a member of the American Institute of Certified Public Accountants, Michigan Association of Certified Public Accountants and Home Builders Association.
Jae A. Evans (age 61) was appointed a director of Isabella Bank Corporation and the Bank and elected Chief Executive Officer of Isabella Bank Corporation effective January 1, 2014. Mr. Evans has been employed by the Corporation since 2008 and served as Chief Operations Officer of the Bank from June 2011 to December 31, 2013 and President of the Greenville Division of the Bank from January 1, 2008 to June 2011. He is a graduate of Central Michigan University and has over 40 years of banking experience. Mr. Evans currently serves as a board member for The Community Bankers of Michigan, McLaren Central Michigan Hospital, and the Central Michigan University Advancement Board. Mr. Evans is also past Chair of the Eightcap, Inc. Governing Board, past Vice Chair of the Carson City Hospital, was president of the Greenville Rotary Club, and past Chair of The Community Bankers of Michigan.
W. Michael McGuire (age 68) has been a director of Isabella Bank Corporation since 2007 and of the Bank since January 1, 2010. Mr. McGuire, an attorney, retired in August 2013 as the Director of the Office of the Corporate Secretary and Assistant Secretary of The Dow Chemical Company, a manufacturer of chemicals, plastics and agricultural products, headquartered in Midland, Michigan.
Jerome E. Schwind (age 51) was appointed a director of Isabella Bank Corporation on August 24, 2017 and was appointed a director of the Bank on May 25, 2017. Mr. Schwind is President of the Bank and has been employed by the Bank since 1999. He has served in various roles at the Bank including Executive Vice President and Chief Operations Officer. Mr. Schwind received his undergraduate degree from Ferris State University and his MBA from Lake Superior State University. He is also a graduate of the Dale Carnegie Executive Development program, the Graduate School of Banking at the University of Wisconsin-Madison, and the Rollie Denison Leadership Institute. He currently serves as the Chair for the Middle Michigan Development Corporation, is a member of the Finance Advisory Board for the Ferris State University College of Business, member of the Michigan Bankers Association Grassroots Advocacy Committee, and the Michigan Bankers Association Board.
Current Directors with Terms Ending in 2019
Thomas L. Kleinhardt (age 63) has been a director of the Bank since 1998 and of Isabella Bank Corporation since 2010. Mr. Kleinhardt is President of McGuire Chevrolet, active in the Clare Kiwanis Club, and the former coach of the girls Varsity Basketball team for both Farwell High School and Clare High School.
Joseph LaFramboise (age 68) has been a director of the Bank since 2007 and of Isabella Bank Corporation since 2010. He is a retired Sales and Marketing Executive of Ford Motor Company. Mr. LaFramboise is an Ambassador of Eagle Village in Evart, Michigan.
Sarah R. Opperman (age 58) has been a director of the Bank and Isabella Bank Corporation since 2012. Ms. Opperman is the owner of Opperman Consulting, LLC. She previously was employed for 28 years by The Dow Chemical Company, where she held leadership roles in public and government affairs. Ms. Opperman is a member of the Central Michigan University Advancement Board.  She also is Chair of the MidMichigan Health Foundation and serves on the United Way of Midland County Board of Directors.
Gregory V. Varner (age 63) has been a director of the Bank and Isabella Bank Corporation since 2015. Mr. Varner is the Research Director for the Michigan Bean Commission and currently serves on the Breckenridge Division Board of the Bank. He received a Bachelor of Science in Agricultural Education and a Master of Science in Crop Science from Michigan State University.
Current Directors with Terms Ending in 2020
Dr. Jeffrey J. Barnes (age 55) has been a director of the Bank since 2007 and of Isabella Bank Corporation since 2010. Dr. Barnes is a physician and shareholder in L.O. Eye Care P.C. He is a former member of the Central Michigan Community Hospital Board of Directors.
G. Charles Hubscher (age 64) has been a director of the Bank since 2004 and of Isabella Bank Corporation since 2010. Mr. Hubscher is President of Hubscher and Son, Inc., a sand and gravel producer. He is a former director of the National Stone and Gravel Association, the Michigan Aggregates Association, serves on the Board of Trustees for the Mt. Pleasant Area Community Foundation, and is a member of the Zoning Board of Appeals for Deerfield Township.
David J. Maness (age 64) has been a director of the Bank since 2003 and of Isabella Bank Corporation since 2004. Mr. Maness has served as Chairman of the Board for the Corporation and the Bank since 2010. He is President of Maness Petroleum, a geological and geophysical consulting services company. Mr. Maness is currently serving as a director for the Michigan Oil & Gas Association, and he previously served on the Mt. Pleasant Public Schools Board of Education.
W. Joseph Manifold (age 66) has been a director of Isabella Bank Corporation since 2003 and of the Bank since 2010. Mr. Manifold retired as CFO of Federal Broach Holdings LLC, a holding company which operates several manufacturing companies. Previously, he was a senior manager with Ernst & Young Certified Public Accounting firm working principally on external bank audits and was CFO of the Delfield Company. Prior to joining the Board, Mr. Manifold served on the Isabella Community Credit Union Board and was President of the Mt. Pleasant Public Schools Board of Education.
Each of the directors has been engaged in their stated professions for more than five years unless otherwise stated.
Other Named Executive Officers
Neil M. McDonnell (age 54), Chief Financial Officer of the Corporation, joined the Corporation on January 30, 2018. David J. Reetz (age 57), Senior Vice President and Chief Lending Officer of the Bank, has been employed by the Bank since 1987. Rhonda S. Tudor (age 53), Vice President and Controller of the Corporation, has been employed by the Corporation since 2015. Peggy L. Wheeler (age 58), Senior Vice President and Chief Operations Officer of the Bank, has been employed by the Bank since 1977.
All officers serve at the pleasure of the Board.

Corporate Governance
Director Independence
We have adopted the director independence standards as defined under of the NASDAQ listing requirements. We have determined that Dr. Jeffrey J. Barnes, Richard J. Barz, Jill Bourland, G. Charles Hubscher, Thomas L. Kleinhardt, Joseph LaFramboise, David J. Maness, W. Joseph Manifold, W. Michael McGuire, Sarah R. Opperman, and Gregory V. Varner are independent directors. Jae A. Evans is not independent as he is employed as President and CEO of Isabella Bank Corporation. Jerome E. Schwind is not independent as he is employed as President of Isabella Bank.
Board Leadership Structure and Risk Oversight
Our Governance Policy provides that only directors who are deemed to be independent as set forth by the NASDAQ listing requirements and SEC rules are eligible to hold the office of chairperson. Additionally, the chairpersons of Board established committees must also be independent directors. It is our belief that having a separate chairperson and CEO best serves the interest of the shareholders. The Board elects its chairperson at the first Board meeting following the Annual Meeting. Independent members of the Board meet without inside directors at least twice per year.
Management is responsible for our day-to-day risk management and the Board’s role is to engage in informed oversight. The Board utilizes committees to oversee risks associated with compensation, and governance. The Isabella Bank Board of Directors is responsible for overseeing credit, investment, information technology, interest rate, and trust risks. The chairpersons of the respective boards or committees report on their activities on a regular basis.
Our Audit Committee is responsible for overseeing the integrity of our consolidated financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and those of independent auditors, our system of internal controls, our financial reporting and system of disclosure controls, and our compliance with legal and regulatory requirements and with our Code of Business Conduct and Ethics.
Committees of the Board of Directors and Meeting Attendance
The Board met 13 times during 2017 and all incumbent directors attended 75% or more of the meetings for which they were a member. The Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resource Committee.
Audit Committee
The Audit Committee is composed of independent directors. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the year, is set forth in the “Audit Committee Report” included elsewhere in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board, which is available on the Bank’s website: www.isabellabank.com.
In accordance with the provisions of the Sarbanes-Oxley Act of 2002, directors Manifold and McGuire meet the requirements of Audit Committee Financial Expert and have been so designated. The Audit Committee also consists of directors Bourland, Kleinhardt, Maness (ex-officio), and Opperman.
Nominating and Corporate Governance Committee
We have a standing Nominating and Corporate Governance Committee consisting of independent directors Barnes, Hubscher, Maness (ex-officio), and McGuire. The Nominating and Corporate Governance Committee held two meetings in 2017, with all committee members attending each meeting for which they were a member. The Board has approved a Nominating and Corporate Governance Committee Charter which is available on the Bank’s website: www.isabellabank.com.
The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for nomination to the Board for approval. This Committee, in evaluating nominees, including incumbent directors and any nominees put forth by shareholders, considers business experience, skills, character, judgment, leadership experience, and their knowledge of the geographical markets, business segments or other criteria the Committee deems relevant and appropriate based on the current composition of the Board. This Committee considers diversity in identifying members with respect to our geographical markets served and the business experience of the nominee.
The Nominating and Corporate Governance Committee will consider, as potential nominees, persons recommended by shareholders. Recommendations should be submitted in writing to the Secretary of the Corporation, 401 N. Main St., Mt. Pleasant, Michigan 48858 and include the shareholder’s name, address and number of shares of the Corporation owned by the shareholder. The recommendation should also include the name, age, address and qualifications of the candidate. Recommendations for the 2019 Annual Meeting of Shareholders should be delivered no later than November 28, 2018. The Nominating and Corporate Governance Committee evaluates all potential director nominees in the same manner, whether the nominations are received from a shareholder, or otherwise.
Compensation and Human Resource Committee
The Compensation and Human Resource Committee is responsible for reviewing and recommending to the Board the compensation of the Chief Executive Officer and other executive officers, benefit plans, and the overall percentage increase in salaries. This Committee consists of independent directors Barnes, Barz, Bourland, Hubscher, Kleinhardt, LaFramboise, Maness, Manifold, McGuire, Opperman, and Varner. The Compensation and Human Resource Committee held two meetings during 2017. With the exception of one committee member who did not attend one meeting, all committee members attended each meeting for which they were a member. This Committee is governed by a written charter approved by the Board that is available on the Bank’s website: www.isabellabank.com.
Communications with the Board
Shareholders may communicate with the Board by sending written communications to the attention of the Corporation’s Secretary, Isabella Bank Corporation, 401 N. Main St., Mt. Pleasant, Michigan 48858. Communications will be forwarded to the Board or the appropriate committee, as soon as practicable.
Code of Ethics
Our Code of Business Conduct and Ethics, which is applicable to the CEO and CFO, is available on the Bank’s website: www.isabellabank.com.

Audit Committee Report
The Audit Committee oversees the financial reporting process on behalf of the Board. The 2017 Audit Committee consisted of directors Bourland, Kleinhardt, Maness (ex-officio), Manifold, McGuire, and Opperman.*
The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services by our independent auditors, or any other auditing or accounting firm, if those fees are reasonably expected to exceed 5.0% of the current year agreed upon fee for independent audit services. The Audit Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and reviews the guidelines with the Board.
Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed with management and the independent auditors, management’s assertion on the design and effectiveness of our internal control over financial reporting as of December 31, 2017.
The Audit Committee reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States), including those described in Auditing Standard No. 16 “Communications with Audit Committees”, as may be modified or supplemented. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.
The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and external independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting process. The Audit Committee held five meetings during 2017, and all committee members attended 75% or more of the meetings for which they were a member.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Audit Committee has appointed Rehmann Robson LLC as the independent auditors for the 2018 audit.
Respectfully submitted,
W. Joseph Manifold, Audit Committee Chairperson
Jill Bourland
Thomas L. Kleinhardt
David J. Maness (ex-officio)
W. Michael McGuire
Sarah R. Opperman

* In September 2017, as part of the Corporation's normal rotation of committee members, Ms. Bourland was appointed to the Audit Committee in place of Mr. LaFramboise. Mr. LaFramboise did not participate in the Audit Committee's review, discussion or recommendation with respect to matters covered by the Audit Committee's report in this Proxy Statement.

Compensation Discussion and Analysis
The Compensation and Human Resource Committee is responsible for reviewing and recommending to the Board the compensation and benefits for the President and CEO. This Committee also evaluates and approves our executive officer and senior management compensation plans, policies, and programs. The President and CEO is responsible for determining the compensation and benefits for the CFO and named executive officers based on their annual performance reviews and the officers' years of service along with competitive market data.
Compensation Objectives
The Compensation and Human Resource Committee considers growth in loans and in market deposits (with the safety and soundness objectives), the level of net operating expenses, and earnings per share to be the primary ratios in measuring financial performance. Our philosophy is to maximize long-term return to shareholders consistent with safe and sound banking practices, while maintaining the commitment to superior customer and community service. We believe that the performance of executive officers in managing the business should be the basis for determining overall compensation. Consideration is also given to overall economic conditions and current competitive forces in the market place. The objectives of this Committee are to effectively balance salaries and potential compensation to an officer’s individual management responsibilities and encourage each of them to realize their potential for future contributions. The objectives are designed to attract and retain high performing executive officers who will provide leadership while attaining earnings and performance goals.
What the Compensation Programs are Designed to Reward
Our compensation programs are designed to reward dedicated and conscientious employment, loyalty in terms of continued employment, attainment of job related goals, and overall growth and profitability. In measuring an executive officer’s contributions, the Compensation and Human Resource Committee considers numerous factors including, among other things, our growth in loans and in market deposits, management of the level of net operating expenses, and increase in earnings per share. In rewarding loyalty and long-term service, we provide competitive retirement benefits.
Review of Risks Associated with Compensation Plans
Based on an analysis conducted by management and reviewed by the Compensation and Human Resource Committee, we do not believe that compensation programs for employees are reasonably likely to have a material short or long term adverse effect on our operating results.
Use of Consultants
In 2016, the Compensation and Human Resource Committee directly engaged the services of Blanchard Consulting Group, an independent compensation consulting firm, to assist with a total compensation review for the President and CEO, CFO, Bank President, and executive officers of the Corporation. Blanchard Consulting Group does not perform any additional services for us or any members of senior management. In addition, Blanchard Consulting Group does not have any other personal or business relationships with any Board members or officers. During 2017 and 2015, the Compensation and Human Resource Committee did not employ any services of outside compensation or benefit consultants to assist it in compensation related initiatives.
Elements of Compensation
Our executive compensation program has consisted primarily of base salary and benefits, annual performance incentives, benefits and perquisites, and participation in our retirement plans.
How Elements Fit into Overall Compensation Objectives
Individual elements of our compensation objectives are structured to reward strong financial performance, continued service, and to incentivize our leaders to excel in the future. We continually review our compensation objectives to ensure that they are sufficient to attract and retain exceptional officers.
Why Each of the Elements of Compensation is Chosen and How We Determine Amounts for Each Element
Base Salaries, which include director fees for certain executive officers, are set to provide competitive levels of compensation to attract and retain officers with strong leadership skills. We also believe it is best to pay a sufficient base salary because we believe an over-reliance on equity incentive compensation could potentially skew incentives toward short-term maximization of shareholder value as opposed to building long-term shareholder value. Competitive base salary encourages management to operate in a safe and sound manner even when incentive goals may prove unattainable.

The Compensation and Human Resource Committee’s approach to determining the annual base salary of executive officers is to offer competitive salaries in comparison with other similar financial institutions. In 2016, this Committee utilized an independent compensation consultant, Blanchard Consulting Group. The independent compensation consultant established a benchmark peer group of 25 midwest financial institutions in non-urban areas with comparable average assets size ($1.2 billion—$3 billion), number of branch locations, return on average assets, and nonperforming assets. Specific factors used to decide where an executive officer’s salary should be within the established range include the historical financial performance, financial performance outlook, years of service, and job performance. The Compensation and Human Resource Committee targeted total compensation for the President and CEO using ranges obtained from the independent compensation consultant as well as other published surveys and resources. Compensation for the CFO and other named executive officers was based on the ranges provided by the other surveys and resources mentioned above.
Annual Performance Incentives are used to reward executive officers based on our overall financial performance. This element of the compensation program is included in the overall compensation in order to reward employees above and beyond their base salaries when our performance and profitability exceed established annual targets. The inclusion of this incentive encourages management to be diligent in managing to achieve specific financial goals without incurring inordinate risks. Annual performance incentives paid in 2017 were determined by reference to four performance measures that related to services performed in 2016. The maximum cash award that may be granted to each eligible employee equals 10% of the employee’s base salary (the “Maximum Award”).
The payment of 35% of the 10% Maximum Award (“personal performance goals”) is based on the achievement of goals set for each individual. The Compensation and Human Resource Committee is responsible for establishing personal goals and measuring the achievement of personal goals for the President and CEO. This Committee also reviews the performance of the President and CEO. The President and CEO is responsible for establishing personal goals and measuring the achievement of these goals for the CFO and other named executive officers.
The Compensation and Human Resource Committee uses the following quantitative and qualitative factors as measures of corporate performance in determining annual cash bonus amounts to be paid:

•	Development and implementation of strategic initiatives;

•	Results of actual annual operating performance as compared to budget;

•	Community and industry involvement;

•	Results of audit and regulatory exams; and

•	Other strategic goals as established by the Board.
Each of the executive officers who were eligible to participate in 2016 accomplished their personal performance goals and were accordingly paid 35% of the 2016 Maximum Award in 2017.
The payment of the remaining 65% of the 10% Maximum Award (“corporate performance goals”) was conditioned on the achievement of targets in the following four categories:

•	Earnings per share (weighted 40%);

•	Net operating expenses to average assets (weighted 10%);

•	In market deposit average balance growth (weighted 25%); and

•	Loan average balance growth (weighted 25%).
The following chart provides the 2016 target for each corporate performance goal and the performance attained for each target.

	2016 Targets				2016 Performance (1)	Target % Obtained
Target	25.00%	50.00%	75.00%	100.00%
Earnings per share	$1.65	$1.67	$1.70	$1.72	$1.77	100.00%
Net operating expenses to average assets	1.58%	1.56%	1.54%	1.52%	1.59%	0.00%
In market deposit average balance growth	5.27%	5.52%	5.77%	6.02%	5.40%	25.00%
Loan average balance growth	4.47%	4.72%	4.97%	5.22%	11.11%	100.00%
(1) Adjusted for incentive calculation measures.
We have a stock award incentive plan which is an equity-based bonus plan. Under the plan, we may award stock bonuses to the CEO, the Corporation President, and the Bank President. The plan authorizes the issuance of vested stock to eligible employees worth up to 10% of the employee’s annualized base wages, on a calendar year basis. The plan imposes several conditions on the issuance of stock awards and transfers of shares granted under the plan are restricted. The stock bonuses awarded in 2017 were determined by reference to the same four performance measures used for the annual performance incentives that related to 2016 results and also the achievement of personal goals.
Benefits and Perquisites.    Executive officers are eligible for all of the benefits made available to full-time employees (such as health insurance, group term life insurance and disability insurance) on the same basis as other full-time employees and are subject to the same paid time off and other employee policies.
We also provide our executive officers with certain additional perquisites, which we believe are appropriate in order to attract and retain the proper quality of talent for these positions and to recognize that similar executive perquisites are commonly offered by comparable financial institutions. We maintain a plan for qualified officers to provide death benefits to each participant which was amended in 2015 to modify certain participants' benefits and to update certain plan provisions. Insurance policies, designed primarily to fund death benefits, have been purchased on the life of each participant with the Bank as the sole owner and beneficiary of the policies. We believe that perquisites provided to our executive officers in 2017 represented a reasonable percentage of each executive’s total compensation package and are consistent, in the aggregate, with perquisites provided to executive officers of comparable financial institutions. A description and the cost of these perquisites are included in footnote 2 to the “Summary Compensation Table,” the table outlining the change in pension value, and the “Nonqualified Deferred Compensation Table” within the “Executive Officers” section.
Retirement Plans.    Our retirement plans are designed to assist executives in providing themselves with a financially secure retirement. The retirement plans include a 401(k) plan, a frozen defined benefit pension plan, a frozen non-leveraged employee stock ownership plan (“ESOP”), a retirement bonus plan, a supplemental executive retirement plan, and a stock award incentive plan.
We provide a 401(k) plan, in which substantially all employees are eligible to participate. Employees may contribute up to 100% of their compensation subject to certain limits based on federal tax laws. The plan was amended in 2013 to provide a matching safe harbor contribution for all eligible employees equal to 100% of the first 5.0% of an employee's compensation contributed to the Plan during the year. Employees are 100% vested in the safe harbor matching contributions.
Our defined benefit pension plan was curtailed effective March 1, 2007 and the current participants’ accrued benefits were frozen as of that date. Participation in the plan was limited to eligible employees as of December 31, 2006.
Our non-leveraged ESOP was frozen effective December 31, 2006 to new participants. Contributions to the plan are discretionary and approved by the Board. On December 21, 2016, the Board approved the termination of the ESOP effective December 31, 2016. Actual dissolution of the ESOP is anticipated to occur in mid-2018.
The retirement bonus plan is a nonqualified plan of deferred compensation benefits for eligible employees effective January 1, 2007. Benefit amounts are determined pursuant to the payment schedule adopted at the sole and exclusive discretion of the Board.
In 2015 we adopted the supplemental executive retirement plan, a nonqualified deferred compensation plan, authorizing annual and discretionary credits to a participant's plan account. Credits are pursuant to a participant's agreement which sets forth the amount and timing of any annual credits and the vesting, payment, “clawback” and other terms to which the credits are subject.

Compensation and Human Resource Committee Report
The Compensation and Human Resource Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Corporation filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Corporation specifically incorporates this Report by reference therein.
The Compensation and Human Resource Committee, which includes all of the independent directors of the Board, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management, and based on such review and discussion, the Compensation and Human Resource Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K.
Submitted by the Compensation and Human Resource Committee of the Board:
David J. Maness, Chairperson
Dr. Jeffrey J. Barnes
Richard J. Barz
Jill Bourland*
G. Charles Hubscher
Thomas L. Kleinhardt
Joseph LaFramboise
W. Joseph Manifold
W. Michael McGuire
Sarah R. Opperman
Gregory V. Varner

* Ms. Bourland was appointed to the Compensation and Human Resource Committee in September 2017. As such, Ms. Bourland did not take part in establishing the compensation of the President and CEO; however, she did attend the Compensation and Human Resource Committee in December 2017 where the President and CEO's performance was reviewed.

Executive Officers
Executive officers are compensated in accordance with their employment with the applicable entity. The following table shows information on compensation earned in each of the last three fiscal years ended December 31, 2017, for the CEO, CFO, and our three other most highly compensated executive officers.
Summary Compensation Table

Name and principal position	Year	Salary ($)(1)(5)	Bonus ($)	Stock Awards ($)	Change in pension value and nonqualified deferred compensation earnings ($)(6)	All other compensation ($)(2)	Total ($)
Jae A. Evans	2017	$402,800	$27,396	$27,396	$—	$45,598	$503,190
President and CEO	2016	364,473	21,225	21,225	—	48,015	454,938
Isabella Bank Corporation	2015	327,548	17,894	—	—	40,629	386,071

Dennis P. Angner (3)	2017	$173,273	$20,244	$20,244	$34,000	$10,577	$258,338
President and CFO (retired)	2016	360,722	21,791	21,791	(304,000)	31,509	131,813
Isabella Bank Corporation	2015	353,956	20,818	—	(17,000)	30,014	387,788

Jerome E. Schwind	2017	$293,417	$19,515	$19,515	$7,000	$37,081	$376,528
President	2016	278,164	14,943	—	3,000	31,466	327,573
Isabella Bank	2015	217,992	13,839	—	(2,000)	31,484	261,315

David J. Reetz	2017	$164,971	$13,023	$—	$28,000	$26,883	$232,877
Sr. Vice President and CLO	2016	160,166	10,642	—	41,777	25,497	238,082
Isabella Bank	2015	155,501	10,082	—	(9,000)	22,747	179,330

Peggy L. Wheeler	2017	$142,160	$11,223	$—	$24,000	$14,172	$191,555
Sr. Vice President and COO	2016	138,020	9,481	—	29,518	14,635	191,654
Isabella Bank	2015	126,395	8,119	—	(8,000)	14,762	141,276

Rhonda S. Tudor (4)	2017	$122,235	$9,650	$—	$—	$6,649	$138,534
Vice President and Controller (4)
Isabella Bank Corporation

(1)	Salary amounts are paid on a bi-weekly basis which typically consists of 26 regular pay cycles during the calendar year.

(2)
For all named executives all other compensation includes 401(k) matching contributions. For Jae A. Evans, Jerome E. Schwind, David J. Reetz, and Peggy L. Wheeler, this also includes club dues and auto allowance. For Dennis P. Angner, this also includes auto allowance.

(3)	Changes in pension value in 2016 are the result of execution of domestic relations order for former spouse.

(4)	Not a named executive officer prior to 2017. Rhonda S. Tudor served as Interim Chief Financial Officer from March 31, 2017 to January 30, 2018.

(5)
Executive officer salary includes compensation voluntarily deferred under our 401(k) plan. Director and advisory board fees are also included and are displayed in the following table for each the last three fiscal years ended December 31, 2017:

	Director and advisory board fees ($)
Name	2017	2016	2015
Jae A. Evans	$27,800	$27,550	$27,550
Dennis P. Angner	14,650	43,475	45,950
Jerome E. Schwind	37,098	23,500	—
David J. Reetz	—	—	—
Peggy L. Wheeler	—	—	—
Rhonda S. Tudor	—	—	—

(6)	Includes the aggregate non-cash change in the actuarial present value of the noted executive’s accumulated benefit under the Isabella Bank Corporation Pension Plan.

Pay Ratio
In accordance with a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Corporation’s PEO is Jae A. Evans.

PEO total annual compensation for 2017	$503,190
Median Employee total annual compensation for 2017	$34,752
Ratio of PEO to Median Employee total annual compensation for 2017	14.5: 1
We determined the median of the annual total compensation of all employees, excluding the PEO. Employees and annual total compensation were based on employment status as of December 31, 2017. We considered all employees: full-time, part-time, seasonal and temporary employees. For full-time and part-time employees not employed for the full calendar year, we elected to annualize their compensation to accurately determine the median of annual total compensation.
Total compensation was calculated consistent with calculation to determine Jae A. Evans' annual total compensation, as displayed in the Summary Compensation Table on the previous page. Total compensation is largely derived from payroll and tax records and actuarial values related to our benefit plans. We do not adjust for cost-of-living expenses or any other similar compensation adjustments.
Grants of Plan-Based Awards Table
The following table provides information on grants of plan-based awards under the stock award incentive plan during 2017:

Name	Grant date	Number of shares of stock awarded	Grant date fair value of stock awards (1)
Jae A. Evans	3/1/2017	586	$16,285
Dennis P. Angner	3/1/2017	493	13,700
Jerome E. Schwind	3/1/2017	451	12,533

(1)	The fair value of stock awards do not reflect amounts in the “Stock Awards” column in the Summary Compensation Table due to applicable payroll taxes withheld from the executive officers.
Option Exercises and Stock Vested Table
The following table provides information on vested shares pursuant to the stock award incentive plan as of December 31, 2017:

Name	Number of shares acquired on vesting	Value Realized on Vesting
Jae A. Evans	1,068	$29,510
Dennis P. Angner	987	27,272
Jerome E. Schwind	451	12,533

Pension Benefits Table
The following table indicates the present value of accumulated benefits as of December 31, 2017 for each named executive officer in the summary compensation table.

Name	Plan name	Number of years of vesting service as of 01/01/17	Present value of accumulated benefit ($)	Payments during last fiscal year
Jae A. Evans	Isabella Bank Corporation Pension Plan	N/A	$—	$—
	Isabella Bank Corporation Retirement Bonus Plan	N/A	—	—
Dennis P. Angner	Isabella Bank Corporation Pension Plan	34	371,000	—
	Isabella Bank Corporation Retirement Bonus Plan	N/A	426,130	—
Jerome E. Schwind	Isabella Bank Corporation Pension Plan	19	56,000	—
	Isabella Bank Corporation Retirement Bonus Plan	N/A	—	—
David J. Reetz	Isabella Bank Corporation Pension Plan	31	253,000	—
	Isabella Bank Corporation Retirement Bonus Plan	N/A	262,340	—
Peggy L. Wheeler	Isabella Bank Corporation Pension Plan	39	218,000	—
	Isabella Bank Corporation Retirement Bonus Plan	N/A	179,110	—
Rhonda S. Tudor	Isabella Bank Corporation Pension Plan	N/A	—	—
	Isabella Bank Corporation Retirement Bonus Plan	N/A	—	—
Defined benefit pension plan.    We sponsor the Isabella Bank Corporation Pension Plan, a frozen defined benefit pension plan. The curtailment, which was effective March 1, 2007, froze the current participant’s accrued benefits as of that date and limited participation in the plan to eligible employees as of December 31, 2006. Due to the curtailment of the plan, the number of years of credited service was frozen. As such, the years of credited service for the plan may differ from the participant’s actual years of service.
Annual contributions are made to the plan as required by accepted actuarial principles, applicable federal tax laws, and to pay expenses related to operating and maintaining the plan. The amount of contributions on behalf of any one participant cannot be separately or individually computed.
Pension plan benefits are based on years of service and the employees’ five highest consecutive years of compensation out of the last ten years of service, through December 31, 2006.
A participant may earn a benefit for up to 35 years of accredited service. Earned benefits are 100% vested after five years of service. Benefit payments normally start when a participant reaches age 65. A participant with more than five years of service may elect to take early retirement benefits anytime after reaching age 55. Benefits payable under early retirement are reduced actuarially for each month prior to age 65 in which benefits begin.
David J. Reetz and Peggy L. Wheeler are eligible for early retirement under the plan. Under the provisions of the plan, participants are eligible for early retirement after reaching the age of 55 with at least 5 years of service. The early retirement benefit amount is the accrued benefit payable at normal retirement date reduced by 5/9% for each of the first 60 months and 5/18% for each of the next 60 months that the benefit commencement date precedes the normal retirement date.
Retirement bonus plan.    We sponsor the Isabella Bank Corporation Retirement Bonus Plan. This nonqualified plan is intended to provide eligible employees with additional retirement benefits. To be eligible, the employee needed to be an employee on January 1, 2007, and be a participant in our frozen Executive Supplemental Income Agreement. Participants must also be an officer with at least 10 years of service as of December 31, 2006. We have sole and exclusive discretion to add new participants to the plan by authorizing such participation pursuant to action of the Board.
An initial amount was credited for each eligible employee as of January 1, 2007. Subsequent amounts have been credited on each allocation date thereafter as defined in the plan. The amount of the initial allocation and the annual allocation shall be determined pursuant to the payment schedule adopted at our sole and exclusive discretion, as set forth in the plan.
David J. Reetz and Peggy L. Wheeler are eligible for early retirement under the plan. Under the provisions of the plan, participants are eligible for early retirement upon attaining 55 years of age. There is no difference between the calculation of benefits payable upon early retirement and normal retirement.

Nonqualified Deferred Compensation Table
The following table shows information concerning non-qualified deferred compensation for 2017.

Name	Plan Name	Executive contributions in 2017 ($) (1)	Registrant contributions in 2017 ($) (2)	Aggregate earnings in 2017 ($) (3)	Aggregate balance at December 31, 2017 ($) (4)
Jae A. Evans	Directors Plan	$—	$—	$2,105	$59,634
	SERP	—	95,000	4,583	328,709
Dennis P. Angner	Directors Plan	7,325	—	9,774	276,834
	Retirement Bonus Plan	—	22,609	8,246	426,130
Jerome E. Schwind	Directors Plan	37,098	—	1,909	70,074
	SERP	—	12,000	204	22,404
David J. Reetz	Retirement Bonus Plan	—	26,180	4,824	262,340
Peggy L. Wheeler	Retirement Bonus Plan	—	16,629	3,309	179,110

(1)
The amounts shown in this column are the amounts deferred by the officers under the Deferred Compensation Plan for Directors (“Directors Plan”) and are included in the “Salary” column in the Summary Compensation Table above.

(2)	The amounts shown in this column are the amounts we contributed to the officers’ account under the Retirement Bonus Plan and the SERP. These amounts are not included in the Summary Compensation Table.

(3)
The amounts shown in this column are the earnings in the officers’ accounts under the Directors Plan, Retirement Bonus Plan and the SERP. These amounts are not included in the Summary Compensation Table because the earnings are not preferential.

(4)	The amounts shown in this column are the combined balance of the applicable executive officers’ accounts under the Directors Plan, Retirement Bonus Plan and the SERP.
Directors Plan. Under the Directors Plan, directors, including named executive officers who serve as directors, are required to invest at least 25% of their board fees in our common stock and may invest up to 100% of their earned fees based on their annual election. These amounts are reflected in the above table. These stock investments can be made either through deferred fees or through the purchase of shares through the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan ("DRIP Plan"). Deferred fees, under the Directors Plan, are converted on a quarterly basis into shares of our common stock based on the fair market value of shares at that time. Shares credited to a participant’s account are eligible for stock and cash dividends as paid. DRIP Plan shares are purchased on a monthly basis pursuant to the DRIP Plan.
Distribution of deferred fees from the Directors Plan occurs when the participant retires from the Board, attains age 70, or upon the occurrence of certain other events. Distributions must take the form of shares of our common stock. Any common stock issued from deferred fees under the Directors Plan will be considered restricted stock under the Securities Act of 1933, as amended. Common stock purchased through the DRIP Plan are not considered restricted stock under the Securities Act of 1933, as amended.
SERP. Under the SERP, we may promise deferred compensation benefits to employees who are members of a select group of management or highly compensated employees, which may include the named executive officers. The SERP authorizes us to make annual and discretionary credits to a participant’s SERP account pursuant to a participation agreement with the participant that sets forth the amount and timing of any annual credits and the vesting, payment, “clawback” and other terms to which the credits are subject.
The SERP provides default terms that may be modified by a participant’s participation agreement, including default vesting, interest and payment terms. Under the SERP’s default vesting terms, a participant is initially unvested in the participant’s SERP account and becomes 100% vested upon attaining normal retirement age, retirement, involuntary separation from service without cause, death, disability or a change in control. Special vesting rules apply to amounts that are credited after a change in control. Under the SERP’s interest rule, a participant’s account balance is credited with interest annually, the rate of which may be changed and is initially based on the average rate paid on certificates of deposit with Isabella Bank, updated annually. Under the SERP’s default payment terms, a participant’s vested and nonforfeited account balance will be paid in a single cash lump sum within 90 days after the first to occur of the participant’s separation from service (subject to a 6-month delay for a “specified employee”), death, disability, or any date specified in the participant’s participation agreement. The SERP also includes restrictive covenants that restrict a participant’s ability to compete with us and certain other activities.

Potential Payments Upon Termination or Change in Control
The estimated amounts payable to each named executive officer upon severance from employment, retirement, termination upon death or disability or termination following a change in control are described below. For all termination scenarios, the amounts assume such termination took place as of December 31, 2017.
Any Severance of Employment
Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Amounts accrued and vested through the Defined Benefit Pension Plan.

•	Amounts accrued and vested through the Retirement Bonus Plan.

•	Amounts deferred in the Directors Plan.

•	Amounts vested through the Stock Award Incentive Plan.

•	Unused vacation pay.
Retirement
In the event of the retirement of an executive officer, the officer would receive the benefits identified above.
Death or Disability
In the event of death or disability of an executive officer, in addition to the benefits listed above, the executive officer will also receive payments under our life insurance plan or under our disability plan as appropriate.
In addition to potential payments upon termination available to all employees, the estates for the executive officers listed below would receive the following payments upon death:

Name	While an Active Employee	Subsequent to Retirement
Jae A. Evans	$750,000	$375,000
Dennis P. Angner	—	158,623
Jerome E. Schwind	512,638	256,319
David J. Reetz	329,942	164,971
Peggy L. Wheeler	284,320	142,160
Rhonda S. Tudor	—	—
Change in Control
We currently do not have a change in control agreement with any of the executive officers; provided, however, pursuant to the Retirement Bonus Plan each participant would become 100% vested in their benefit under the plan if, following a change in control, they voluntarily terminate employment or are terminated without just cause. Similarly, under the SERP each participant would become 100% vested in their SERP account upon a change in control. Also, following a change in control, if a participant is involuntarily terminated without cause or voluntarily terminates for good reason all uncredited annual credits would be credited to his or her SERP account. If termination took place on December 31, 2017, that would have resulted in a credit to Jae Evans’ SERP account of $328,709 and Jerome Schwind's SERP account of $22,404.

Director Compensation
The following table summarizes the compensation of each non-employee director who served on the Board during 2017.

Name	Fees paid in cash ($)(1)	Fees deferred under Directors Plan ($)(1)	Total fees earned ($)
Dr. Jeffrey J. Barnes	$—	$29,550	$29,550
Richard J. Barz	33,150	—	33,150
Jill Bourland	5,704	5,704	11,408
G. Charles Hubscher	—	33,050	33,050
Thomas L. Kleinhardt	—	37,100	37,100
Joseph LaFramboise	18,000	22,750	40,750
David J. Maness	26,402	26,490	52,892
W. Joseph Manifold	—	40,500	40,500
W. Michael McGuire	29,853	10,214	40,067
Sarah R. Opperman	9,575	29,075	38,650
Gregory V. Varner	—	44,850	44,850

(1)
Directors electing to receive all fees in cash, resulting in no contributions to the Directors Plan, invest at least 25% of their board fees in our common stock under the DRIP Plan as described in our Directors Plan within the “Executive Officers” section.

We paid $1,350 per board meeting plus a retainer of $10,000 to each member during 2017. Members of the Audit Committee were paid $650 per Audit Committee meeting attended. Members of the Nominating and Corporate Governance Committee were paid $350 per meeting attended. The chairperson of the Board is paid a retainer of $35,000, the chairperson for the Audit Committee is paid a retainer of $6,000, and the vice chairperson for the Audit Committee is paid a retainer of $2,000.
Under the Directors Plan, upon a participant’s attainment of age 70, retirement from the Board, or the occurrence of certain other events, the participant is eligible to receive a lump-sum, in-kind distribution of all of the stock that is then credited to the participant's account. The plan does not allow for cash settlement. Stock issued under the Directors Plan is restricted stock under the Securities Act of 1933, as amended.
We established a Rabbi Trust to supplement the Directors Plan. The Rabbi Trust is an irrevocable grantor trust to which we may contribute assets for the limited purpose of funding a nonqualified deferred compensation plan. Although we may not reach the assets of the Rabbi Trust for any purpose other than meeting its obligations under the Directors Plan, the assets of the Rabbi Trust remain subject to the claims of our creditors. We may contribute cash or common stock to the Rabbi Trust from time-to-time for the sole purpose of funding the Directors Plan. The Rabbi Trust will use any cash that we may contribute to purchase shares of our common stock on the open market.
We transferred $419,173 to the Rabbi Trust in 2017, which held 31,769 shares of our common stock for settlement as of December 31, 2017. As of December 31, 2017, there were 195,140 shares of common stock credited to participants’ accounts, which credits are unfunded as of such date to the extent that they are in excess of the stock and cash that has been credited to the Rabbi Trust. All amounts are unsecured claims against our general assets. The net cost of this benefit was $194,930 in 2017.

The following table displays the cumulative number of equity shares credited to the accounts of current directors pursuant to the terms of the Directors Plan as of March 9, 2018:

Name	# of shares of stock credited
Dr. Jeffrey J. Barnes	13,604
Richard J. Barz	—
Jill Bourland	203
Jae A. Evans	2,111
G. Charles Hubscher	18,613
Thomas L. Kleinhardt	26,454
Joseph LaFramboise	12,546
David J. Maness	29,529
W. Joseph Manifold	21,683
W. Michael McGuire	10,026
Sarah R. Opperman	3,560
Jerome E. Schwind	2,481
Gregory V. Varner	9,725
Compensation and Human Resource Committee Interlocks and Insider Participation
In 2017, the Compensation and Human Resource Committee members were directors Barnes, Barz, Bourland, Hubscher, Kleinhardt, LaFramboise, Maness, Manifold, McGuire, Opperman, and Varner. No executive officer of the Corporation serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation and Human Resource Committee.
Indebtedness of and Transactions with Management
Certain directors and officers and members of their families were loan customers of the Bank, or have been directors or officers of corporations, members or managers of limited liability companies, or partners of partnerships which have had transactions with the Bank. In our opinion, all such transactions were made in the ordinary course of business and were substantially on the same terms, including collateral and interest rates, as those prevailing at the same time for comparable transactions with customers not related to the Bank. These transactions do not involve more than normal risk of collectability or present other unfavorable features. Total loans to these customers were approximately $4,335,000 as of December 31, 2017. We address transactions with related parties in our Code of Business Conduct and Ethics Policy. Conflicts of interest are prohibited, except under board approved guidelines.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information as of March 9, 2018 as to our common stock owned beneficially by each director and director nominee, by each named executive officer, and by all directors, director nominees and executive officers as a group.

Name of Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Dennis P. Angner (retired)	28,072	0.35%
Dr. Jeffrey J. Barnes	20,847	0.26%
Richard J. Barz	33,903	0.42%
Jill Bourland	418	0.01%
Jae A. Evans	13,600	0.17%
G. Charles Hubscher	192,405	2.39%
Thomas L. Kleinhardt	80,014	0.99%
Joseph LaFramboise	13,908	0.17%
David J. Maness	35,898	0.45%
W. Joseph Manifold	26,635	0.33%
W. Michael McGuire	106,387	1.32%
Sarah R. Opperman	10,682	0.13%
David J. Reetz	10,323	0.13%
Jerome E. Schwind	5,033	0.06%
Rhonda S. Tudor	74	(2)
Gregory V. Varner	10,777	0.13%
Peggy L. Wheeler	10,967	0.14%
All Directors, nominees and Executive Officers as a Group (17) persons	599,943	7.48%

(1)
Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 9, 2018. Totals for directors include shares of stock credited under the Directors Plan as of March 9, 2018 as disclosed in the “Director Compensation” section. Participants in the Directors Plan have a right to acquire shares credited to their accounts upon a distributable event. A description of the Directors Plan under which these shares of stock were issued is set forth in our Directors Plan within the “Executive Officers” section.

(2)	Percentage is below 0.01%.

Independent Registered Public Accounting Firm
The Audit Committee has appointed Rehmann Robson LLC as our independent auditors for the year ending December 31, 2018.
A representative of Rehmann Robson LLC is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to make any comments Rehmann Robson LLC believes are appropriate.
Fees for Professional Services Provided by Rehmann Robson LLC
The following table shows the aggregate fees billed by Rehmann Robson LLC for the audit and other services provided for:

	2017	2016
Audit fees	$304,255	$295,094
Audit related fees	20,651	28,500
Tax fees	23,382	24,410
Total	$348,288	$348,004
The audit fees were for performing the integrated audit of our consolidated annual financial statements and the internal control attestation report related to the Federal Deposit Insurance Corporation Improvement Act, reviews of interim quarterly financial statements included in our Forms 10-Q, and services that are normally provided by Rehmann Robson LLC in connection with statutory and regulatory filings or engagements.
The audit related fees are typically for various discussions related to the adoption and interpretation of new accounting pronouncements. During 2017, this includes fees for procedures related to nonrecurring regulatory filings. Also included are fees for auditing of our employee benefit plans.
The tax fees were for the preparation of our state and federal income tax returns and for consultation on various tax matters.
The Audit Committee has considered whether the services provided by Rehmann Robson LLC, other than the audit fees, are compatible with maintaining Rehmann Robson LLC’s independence and believes that the other services provided are compatible.
Pre-Approval Policies and Procedures
All audit and non-audit services over $5,000 to be performed by Rehmann Robson LLC must be approved in advance by the Audit Committee if those fees are reasonably expected to exceed 5.0% of the current year agreed upon fee for independent audit services. As permitted by SEC rules, the Audit Committee has authorized its chairperson to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reported to the full Audit Committee at its next meeting.
As early as practicable in each calendar year, the independent auditor provides to the Audit Committee a schedule of the audit and other services that the independent auditor expects to provide or may provide during the next twelve months. The schedule will be specific as to the nature of the proposed services, the proposed fees, timing, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next twelve months.
A schedule of additional services proposed to be provided by the independent auditor, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.
Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related, tax and professional services, none were billed pursuant to these provisions in 2017 and 2016 without pre-approval.

Shareholder Proposals
Any proposals which you intend to present at the next Annual Meeting must be received before November 28, 2018 to be considered for inclusion in our Proxy Statement and proxy for that meeting. Proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8.
Directors’ Attendance at the Annual Meeting of Shareholders
Our directors are encouraged to attend the Annual Meeting. At the 2017 Annual Meeting, all directors were in attendance.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish us with copies of these reports.
To our knowledge, based solely on review of the copies of such reports furnished, during the year ended December 31, 2017 all Section 16(a) filing requirements were satisfied, with respect to the applicable officers, directors, and greater than 10% beneficial owners with the exception of the following: director Maness filed one late report for one reportable transaction and director and executive officer Schwind filed one late report for one reportable transaction.
Other Matters
We will bear the cost of soliciting proxies. In addition to solicitation by mail, officers and other employees may solicit proxies by telephone or in person, without compensation other than their regular compensation.
As to Other Business Which May Come Before the Meeting
We do not intend to bring any other business before the meeting for action. However, if any other business should be presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment on such business.

By order of the Board of Directors
Debra Campbell, Secretary

SHAREHOLDERS’ INFORMATION
Financial Information and Form 10-K
Copies of the 2017 Annual Report, Isabella Bank Corporation Form 10-K, and other financial information not contained herein are available on the Bank’s website (www.isabellabank.com) under the Investors tab, or may be obtained, without charge, by writing to:
Debra Campbell
Secretary
Isabella Bank Corporation
401 N. Main St.
Mt. Pleasant, Michigan 48858

ISABELLA BANK CORPORATION

ISABELLA BANK CORPORATION
401 NORTH MAIN STREET
MOUNT PLEASANT, MI 48858

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40006-P01179

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ISABELLA BANK CORPORATION

The Board of Directors recommends you vote "FOR" Proposal 1.

Proposal 1- Proposal to elect the following five (5) persons as directors:	**For**	**Abstain**
Richard J. Barz (3 year term)	☐	☐
Jill Bourland (3 year term)	☐	☐
Jae A. Evans (3 year term)	☐	☐
W. Michael McGuire (3 year term)	☐	☐
Jerome E. Schwind (3 year term)	☐	☐

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or other business entity, please sign full entity name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

E40007-P01179

ISABELLA BANK CORPORATION
Annual Meeting of Shareholders
May 8, 2018 at 5:00 PM
This proxy is solicited by the Board of Directors

The Shareholder acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Isabella Bank Corporation to be held at 5:00 p.m. on May 8, 2018. The Shareholder hereby appoints Dr. Jeffrey J. Barnes, Thomas L. Kleinhardt, and Sarah R. Opperman, and each of them, proxies of the undersigned, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Isabella Bank Corporation that the undersigned is eligible to vote as of March 9, 2018 at the Annual Meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters which may come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

To be signed on reverse side